HORMEL FOODS CORPORATION
Interim CEO Stock Option Agreement

Under the 2018 Incentive Compensation Plan
Hormel Foods Corporation (the “Company”), pursuant to its 2018 Incentive Compensation Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you (the “Documents”). Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: Jeffrey Ettinger
No. of Shares Covered: __________	Grant Date: __________, _____
Exercise Price Per Share: $__________	Expiration Date: __________, _____
Vesting and Exercise Schedule:
Scheduled Vesting Date	Portion of Shares as to Which Option Becomes Vested and Exercisable
October 25, 2026 April 25, 2027	50% 50%

By signing below or otherwise evidencing your acceptance of this Agreement in a manner acceptable to the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these Documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of Stock pursuant to this Option.

PARTICIPANT	HORMEL FOODS CORPORATION
By:
Jeffrey Ettinger	Name:
Title:

HORMEL FOODS CORPORATION
2018 Incentive Compensation Plan
Stock Option Agreement
Option Terms and Conditions
1.Vesting and Exercisability of Option.
(a)    Scheduled Vesting. This Option will vest and become exercisable on each Scheduled Vesting Date as specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your employment with the Company does not terminate prior to October 25, 2026 in a manner that fails to meet the definition of a Qualifying Termination. Upon a termination of your employment with the Company prior to October 25, 2026 for any reason other than due to a Qualifying Termination, vesting shall cease and the unvested and unexercisable portion of the Option shall be immediately forfeited. For purposes of this Agreement, a “Qualifying Termination” is a termination of your employment with the Company as a result of (i) death, (ii) Disability, (iii) a termination by the Company without Cause (as such term is defined in the Employment Agreement, effective as of July 14, 2025, by and between you and the Company (the “Employment Agreement”)), or (iv) your automatic termination of employment on October 25, 2026 pursuant to Section 3(a) of the Employment Agreement. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you may at any time purchase all or any portion of the Shares subject to the vested portion of the Option. Upon the termination of your employment with the Company due to a Qualifying Termination, vesting shall continue in accordance with the provisions of the first sentence of this Section 1(a), except as provided in Section 1(b) of this Agreement. For the avoidance of doubt, the “Retirement” provisions of Section 6(d) of the Plan shall not apply to this Option.
(b)    Accelerated Vesting. Notwithstanding Section 1(a), if you die prior to the final Scheduled Vesting Date and prior to expiration of the Option under Section 2, then any unvested portion of this Option shall immediately vest and become exercisable in full. In addition, notwithstanding Section 1(a) of this Agreement, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.
2.Expiration. Subject to Section 1 of this Agreement and Section 12 of the Plan, this Option will expire and will no longer be exercisable on the earliest of:
(a)4:00 p.m. Central Time on the expiration date specified on the cover page of this Agreement;
(b)Immediately (i) upon your termination of employment with the Company for Cause or upon conduct that would constitute Cause during any post-termination exercise period, but for the fact that such conduct did not occur during the term of the Employment Agreement, or (ii) upon your termination of employment with the Company for any reason other than a Qualifying Termination;
(c)If you terminate employment with the Company due to your death, 4:00 p.m. Central Time on the date one year after your death; or
(d)The date (if any) fixed for forfeiture, termination or cancellation of this Option pursuant to Section 12 of the Plan or Section 15 of this Agreement.
3.Exercise of Option. The vested and exercisable portion of this Option may be exercised by (a) delivering electronic notice of exercise to the third-party stock plan administrator retained by the Company or, if approved by the Committee, written notice of exercise to the Company, to the attention of the Company’s Corporate Secretary (which written or electronic notice will be in such form as may be approved by the Company and shall state the number of Shares to be purchased, the manner in which the exercise price will be paid and the manner in which the Shares to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve and (b) by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes.
4.Payment of Exercise Price. Payment of the exercise price, and any applicable withholding tax, shall be made by cash or check or, to the extent permitted by the Committee from time to time and elected by you, by means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares, to the extent the foregoing method can be accommodated by any third-party stock plan administrator retained by the Company. The Committee may permit additional payment methods from time to time in its discretion.
5.Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. The Committee may permit additional withholding methods from time to time in its discretion. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.
6.Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 17(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.
7.Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will or by the laws of descent and distribution. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
8.No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Plan.
9.Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

10.Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
11.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
12.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
13.Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
14.Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 13 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
15.Compensation Recovery Policy; Cancellation and Recission.
(a)You agree that during the period of your Service with the Company or any of its Affiliates and, solely with respect to clauses (i) and (ii) below, for the two-year period immediately following termination of such Service for any reason, you will not (i) materially breach the Company’s Code of Ethics and Business Conduct, (ii) breach any nondisclosure or similar obligation owed to the Company or any Affiliate or (iii) render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.
(b)Failure to comply with the provisions of Section 15(a) shall cause this Option to be canceled. Any failure to comply with the provisions of Section 15(a) within a one year period after any exercise, payment or delivery pursuant to this Option shall cause such exercise, payment or delivery to be rescinded. The Company shall notify you in writing of any such rescission. Within ten days after receiving such notice from the Company, you shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to this Option.
(c)Additionally, this Option and any compensation associated herewith is subject to reduction, cancellation, forfeiture or recovery by the Company or other action pursuant to the compensation recovery policy or policies adopted by the Board or the Committee at any time, including but not limited to a policy adopted in response to the requirements of Section 10D of the Exchange Act, U.S. Securities and Exchange Commission regulations, exchange listing requirements, and any implementing rules and regulations thereunder, as in effect from time to time, or as otherwise required by a stock exchange or law. This Option is hereby unilaterally amended by the Committee to comply with any such compensation recovery policy or policies in effect from time to time.
16.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
17.Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act , the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents you from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.
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